                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement          / /  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to

     Section 240.14a-11(c) or Section 240.14a-12


                            KANA COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

--------------------------------------------------------------------------------
(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)   Filing Party:

--------------------------------------------------------------------------------
     (4)   Date Filed:

--------------------------------------------------------------------------------

                                   [KANA LOGO]

                            KANA COMMUNICATIONS, INC.
                                  740 Bay Road
                             Redwood City, CA 94063
                                 (650) 298-9282

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON October 4, 2000

     The annual meeting of stockholders of Kana Communications, Inc., a Delaware corporation, will be held on October 4, 2000 at 10:00 a.m., local time, at the offices of Brobeck, Phleger & Harrison LLP at Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303 for the following purposes:

     1. To elect three directors to serve for a three-year term ending in the year 2003 and until their successors are duly elected and qualified.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2000.

     3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on August 18, 2000, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

                                       By Order of the Board of Directors,

                                       /s/ MICHAEL J. MCCLOSKEY
                                       Michael J. McCloskey
                                       Chief Executive Officer

Redwood City, California
September 1, 2000

--------------------------------------------------------------------------------
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                            KANA COMMUNICATIONS, INC.
                                  740 BAY ROAD
                             REDWOOD CITY, CA 94063
                                 (650) 298-9282

                                 PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it in the enclosed envelope, or by submitting your proxy and voting instructions over the Internet or by telephone. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about September 1, 2000.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

     You can vote your shares of common stock if our records show that you owned the shares on August 18, 2000. A total of 93,308,145 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it in the enclosed envelope. As an alternative, you may have the option of executing and submitting your proxy and voting instructions over the Internet or by telephone. Votes submitted via the Internet or by telephone must be received by 4 p.m., on October 3. Shareholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. The proxyholders named on the proxy card will vote your shares as you instruct. If you submit your proxy over the Internet or by telephone, or sign and return the proxy card but, in either case, do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the three director nominees and for the other proposal to be considered at the meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return or submit voting instructions for all proxy cards to ensure that all your shares are voted.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote on a proposal, if you vote your proxy by mail, you can change your vote by giving our secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date. If you chose to vote your proxy over the Internet or by telephone, you can change your vote at any time by voting again using the same method used for the original vote (i.e. the Internet or telephone) so long as you retain the proxy card referencing your control number.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

HOW ARE VOTES COUNTED?

     We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote sign and return their proxy cards, submit their proxies over the Internet or by telephone, or attend the meeting. If you sign and return your proxy card or submit your proxy over the Internet or by telephone, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

     If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

WHO PAYS FOR THIS PROXY SOLICITATION?

     We bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to you. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

WHEN IS THE DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING?

     Proposals of our stockholders that are intended to be presented by such stockholders at our 2001 annual meeting must be received no later than May 3, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the board of directors for the 2001 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than July 18, 2001.

                      PROPOSAL NO 1: ELECTION OF DIRECTORS

     Our board of directors is divided into three classes designated Class I, Class II and Class III. The number of directors is determined from time to time by the board of directors and is currently fixed at nine (9) members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. At this year's annual meeting, Class I directors will stand for re-election.

     In April 2000, one of our board members, who was a Class II director, resigned. The current vacancy on the board of directors will remain open and will not be filled at this annual meeting.

     Set forth below is certain information concerning the incumbent directors:

DIRECTORS TO BE ELECTED AT THE 2000 ANNUAL MEETING

     David M. Beirne, age 36, has served as one of our directors since September 1997. Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark Capital, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves on the board of directors of Scient Corporation, PlanetRx.com, Inc., Webvan Group, Inc., 1-800-FLOWERS.COM, Inc., and several private companies. Mr. Beirne holds a B.S. in Management from Bryant College.

     Robert W. Frick, age 63, has served as one of our directors since August 1999. Mr. Frick previously served as the Vice Chairman of the Board, Chief Financial Officer and head of the World Banking Group for Bank of America, as Managing Director of BankAmerica International, and as President of Bank of America's venture capital subsidiary. He is now retired. Mr. Frick previously served as a director of Connectify, Inc. from its founding to its acquisition by us, and he currently serves on the board of directors of six private companies. Mr. Frick holds a B.S. in Civil Engineering and an M.B.A. from Washington University in St. Louis, Missouri.

     Steven T. Jurvetson, age 33, has served as one of our directors since April 1997. Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm, since June 1995. Prior to joining Draper Fisher Jurvetson, from July 1990 to September 1993, Mr. Jurvetson served as a consultant with Bain & Company, a management consulting firm. Mr. Jurvetson served as a research and development engineer at Hewlett-Packard during the summer months from June 1987 to August 1989. Mr. Jurvetson serves on the boards of directors of Cognigine Corporation, FastParts, Inc., iTv Corp., Tacit Knowledge Corporation, Third Voice, Inc., ReleaseNow.com Corporation, Everdream Corporation and Vivaldi Networks, Inc. Mr. Jurvetson holds a B.S. and an M.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     Eric A. Hahn, age 40, has served as one of our directors since June 1998. Mr. Hahn is a founding partner of Inventures Group, a venture capital firm. From November 1996 to June 1998, Mr. Hahn served as the Executive Vice President and later as the Chief Technical Officer of Netscape Communications Corporation and served as a member of Netscape's Executive Committee. Mr. Hahn also served as General Manager of Netscape's Server Products Division, overseeing Netscape's product development and marketing activities for enterprise Internet, intranet and extranet servers, from November 1995 to November 1996. Prior to joining Netscape, from February 1993 to November 1995, Mr. Hahn was founder and Chief Executive Officer of Collabra Software, Inc., a groupware provider that was acquired by Netscape. Mr. Hahn holds a B.S. and Ph.D. in Computer Science from the Worcester Polytechnic Institute.

     Dr. Charles A. Holloway, age 64, has served as one of our directors since December 1996. Dr. Holloway holds the Kleiner, Perkins, Caufield & Byers Professorship in Management at the Stanford Graduate School of Business and has been a faculty member of the Stanford Graduate School of Business since 1968. Dr. Holloway is also currently co-director of the Stanford Center for Entrepreneurial Studies at the Graduate School of Business. Dr. Holloway was the founding co-chair of the Stanford Integrated Manufacturing Association, a cooperative effort between the Graduate School of Business and the School of Engineering, which focuses on research and curriculum development in manufacturing and technology. Dr. Holloway serves on the board of directors of several private companies. Dr. Holloway holds a B.S. in Electrical Engineering from the University of California at Berkeley and an M.S. in Nuclear Engineering and Ph.D. in Business Administration from the University of California, Los Angeles.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

     Michael J. McCloskey, age 44, joined us in June 1999 as Chief Executive Officer and a director, and currently serves as our Chairman of the Board of Directors. Prior to joining us, from September 1996 to February 1999, Mr. McCloskey served in various positions with Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, including President from July 1998 to December 1998, Chief Operating Officer from September 1997 to July 1998 and Vice President, Finance and International, Chief Financial Officer and Secretary from September 1996 to July 1998. From May 1995 to September 1996, he served as Vice President, Finance, Chief Financial Officer and Vice President, Operations at Network Appliance, Inc., a network data storage device company. From September 1993 to May 1995, Mr. McCloskey served as Executive Vice President and Chief Financial Officer at Digital Microwave Corporation, a telecommunications company. From 1991 to 1993, Mr. McCloskey was the Chief Operating Officer and a member of the board of directors of Wavefront Technologies, a 3-D graphics visualization software development company. Mr. McCloskey holds a B.S. in Business Administration from Santa Clara University.

     James C. Wood, age 43, joined us in April 2000 as a director in connection with our acquisition of Silknet Software, Inc. and has served as our President since May 2000. Mr. Wood founded Silknet in March 1995 and served as its Chairman of the Board, President and Chief Executive Officer. From January 1988 until November 1994, Mr. Wood served as President and Chief Executive Officer of CODA Incorporated, a subsidiary of CODA Limited, a financial accounting software company. Mr. Wood also served as a director of CODA Limited from November 1988 until November 1994. Mr. Wood holds a B.S. in Electrical Engineering from Villanova University.

     Mark S. Gainey, age 32, co-founded our company in January 1996, has served as a director since January 1996, served as our Chief Executive Officer from January 1996 to June 1999, served as our President from January 1996 through April 2000 and served as our Chairman of the Board of Directors from April 2000 through June 2000. Prior to co-founding our company, from April 1991 to September 1995, Mr. Gainey served as an associate with TA Associates, Inc., a venture capital firm, where he focused primarily on technology and business services investments. Mr. Gainey holds a B.A. in General Studies from Harvard University.

                      THE BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors held eight meetings during fiscal 1999. The board of directors has an audit committee and a compensation committee. Each director participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during 1999.

     The audit committee currently consists of three directors, Dr. Holloway and Messrs. Frick and Jurvetson, and met three times in 1999. The audit committee reviews and supervises our financial controls, including the selection of our auditors, reviews the books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of the auditors and takes any further actions the audit committee deems necessary to complete an audit of our books and accounts, as well as addressing other matters that may come before us or as directed by the board.

     The compensation committee currently consists of two directors, Messrs. Beirne and Hahn. The compensation committee met twice in 1999. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, our compensation committee consisted of Messrs. Beirne and Hahn. Neither Mr. Beirne nor Mr. Hahn was an employee of us or our subsidiaries during 1999 or at any time prior to 1999. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     We currently do not compensate any non-employee member of the board of directors. Directors who are also employees do not receive additional compensation for serving as directors.

     Non-employee directors are eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. In addition, under the 1999 Stock Incentive Plan, each new non-employee director will receive an automatic option grant for 40,000 shares upon his or her initial appointment or election to the board, and continuing non-employee directors will receive an automatic option grant for 10,000 shares on the date of each annual meeting of stockholders.

     In August 1999, we granted an option to purchase 66,666 shares of common stock to Mr. Frick at an exercise price of $4.50 per share under our 1997 Stock Option/Stock Issuance Plan. The option was fully vested and immediately exercisable on the grant date. Mr. Frick exercised this option in full in September 1999. Mr. Frick delivered a full-recourse promissory note in the amount of $300,000 to us in full payment of the purchase price. The note bears interest at a rate of 6.0% per annum, compounded annually, and is payable in a lump sum on September 18, 2004.

     In September 1999, we granted an option to purchase 60,000 shares of common stock to Dr. Holloway at an exercise price of $7.50 per share under the Discretionary Grant program of our 1999 Stock Incentive Plan. The option may be exercised for unvested shares, subject to our right to repurchase those shares at the exercise price paid per share if Dr. Holloway leaves the board before the shares vest. Twenty-five percent of the option shares will vest upon Dr. Holloway's completion of one year of service measured from September 20, 1999, and the balance of the option shares will vest in a series of 36 equal monthly installments upon his completion of each additional month of service thereafter. All unvested shares will immediately vest upon a merger or asset sale, the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities, or a change in the majority of the board through one or more contested elections for board membership.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

            PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

     The board of directors has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2000. Audit services for the year ended December 31, 1999 were performed by KPMG LLP. In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board of directors believes that such a change would be in the best interests of Kana Communications, Inc., and its stockholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A representative of KPMG LLP is not expected to be present at the annual meeting.

     KPMG LLP was previously our principal accountants. On March 22, 2000, we and KPMG LLP mutually agreed to terminate KPMG LLP's appointment as principal accountants due to an anticipated business relationship between our two companies. The decision to change accountants was approved by the audit committee of our board of directors. In connection with the audits of the fiscal years ended December 31, 1998 and 1999, and the subsequent interim period through March 22, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of KPMG LLP on our consolidated financial statements as of and for the years ended December 31, 1998 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     Effective April 19, 2000, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Additionally, prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding any matter that was either the subject of a disagreement or a reportable event.

     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the current year.

REQUIRED VOTE

     The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2000 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PricewaterhouseCoopers LLP AS OUR INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our executive officers and directors (including ages as of August 18, 2000):

NAME                            AGE  POSITION
----                            ---  --------
Michael J. McCloskey.........   44   Chief Executive Officer and Chairman of the
                                     Board of Directors
James C. Wood ...............   43   President and Director
Brian K. Allen ..............   39   Chief Financial Officer
Ian P. Cavanagh..............   34   Vice President, Business Development
Nigel K. Donovan.............   44   Vice President, Development
Alexander E. Evans...........   43   Vice President, International
David B. Fowler..............   46   Vice President, Corporate Marketing
Paul R. Holland..............   39   Vice President, Worldwide Sales
William R. Phelps............   38   Vice President, Professional Services
Toya A. Rico.................   40   Vice President, Human Resources
Michael R. Wolfe.............   32   Chief Technology Officer
David M. Beirne..............   36   Director
Robert W. Frick..............   63   Director
Mark S. Gainey ..............   32   Director
Eric A. Hahn.................   40   Director
Charles A. Holloway, Ph.D....   64   Director
Steven T. Jurvetson..........   33   Director


     MICHAEL J. MCCLOSKEY. See "Proposal No. 1: Election of Directors" for Mr. McCloskey's biography.

     JAMES C. WOOD. See "Proposal No. 1: Election of Directors" for Mr. Wood's biography.

     BRIAN K. ALLEN. Mr. Allen joined us in April 2000 as Chief Financial Officer. Prior to joining us, from 1983 until 1986 and from 1989 to April 2000, Mr. Allen was with KPMG LLP, and was admitted to the partnership in 1995. From 1986 to 1989, Mr. Allen was a member of the staff of the Division of Corporation Finance at the Securities and Exchange Commission. Mr. Allen holds a B.S. in Business Administration from the University of Montana and is a CPA.

     IAN P. CAVANAGH. Mr. Cavanagh joined us in July 1999 as Vice President, Business Development. Prior to joining us, from February 1996 to July 1999, Mr. Cavanagh served in various management roles at Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, most recently as Vice President, Asia Pacific and Managing Director, Canada. From 1994 to February 1996, Mr. Cavanagh served as Senior Manager-Call Centre Service Development with the New Brunswick Telephone Company. Prior to 1994, Mr. Cavanagh served as Senior Manager-Service Development with Stentor Canadian Network Management, an alliance of Canadian telecommunication service providers. Previously, Mr. Cavanagh held several engineering positions with NBTel. Mr. Cavanagh holds a Bachelor of Electrical Engineering from the Technical University of Nova Scotia and Acadia University.

     NIGEL K. DONOVAN. Mr. Donovan joined us in April 2000 as Vice President, Development in connection with our acquisition of Silknet Software, Inc. Prior to joining us, from February 1999 to April 2000, Mr. Donovan served as Senior Vice President and Chief Operating Officer of Silknet. From November 1995 to February 1999 Mr. Donovan served as Silknet's Vice President--Professional Services. From November 1996 to October 1998, he also served as Silknet's Treasurer and from May 1997 to October 1998 as its Chief Financial Officer. In addition, Mr. Donovan served as director of Silknet from October 1996 to February 1999. From March 1988 until October 1995, Mr. Donovan served as Vice President--Professional Services of CODA Incorporated. Mr. Donovan holds a B.A. in Accounting and Finance from the London School of Business Studies.

     ALEXANDER E. EVANS. Mr. Evans joined us in July 1999 as Vice President, International. Prior to joining us, from May 1994 to July 1999, Mr. Evans served as the Managing Director, Europe for Genesys Telecommunications

Laboratories, Inc., with responsibility for Europe, Middle East and Africa. Prior to May 1994, Mr. Evans served in various managerial and sales capacities at Digital Systems Ltd., a company that supplies outbound predictive dialers. Previously, Mr. Evans served in various managerial, technical and marketing positions at Digital Equipment Corp. Prior to his employment by Digital Equipment, Mr. Evans worked in various technical and project roles involving material requirement planning, process control and automated manufacturing systems at Dupont, Inc., Mars Electronics Ltd. and Metal Box PLC. Mr. Evans holds a degree in Electronics from John Moore University, England.

     DAVID B. FOWLER. Mr. Fowler joined us in April 2000 as Vice President, Corporate Marketing in connection with our acquisition of Silknet Software, Inc. Prior to joining us, from April 1999 to April 2000, Mr. Fowler served as Vice President--Marketing of Silknet. From April 1995 to March 1999, Mr. Fowler served as Vice President--Sales and Marketing for Gradient Technologies, a software company. From December 1993 to March 1995, Mr. Fowler served as Vice President--Sales and Marketing for FTP Software. Mr. Fowler holds a B.S. in Computer Science from Worcester Polytechnic Institute and an M.B.A. from New York University.

     PAUL R. HOLLAND. Mr. Holland joined us in December 1997 as Vice President, Worldwide Sales. Prior to joining us, from September 1994 to September 1997, Mr. Holland worked at Pure Atria Corporation (now Rational Software Corporation), a software tools company, most recently as its Vice President, Europe. From June 1992 to September 1994, Mr. Holland held various sales positions at Pure Atria Corporation (then Pure Software Corporation). From 1988 to 1992, Mr. Holland was director of marketing and sales for Rothchild Consultants, a high technology market research company. Mr. Holland holds a B.S. in Public Administration from James Madison University, an M.A. in Foreign Affairs from the University of Virginia and an M.B.A. from the University of California at Berkeley.

     WILLIAM R. PHELPS. Mr. Phelps joined us in December 1998 as Vice President, Professional Services. Prior to joining us, from March 1997 to November 1998, Mr. Phelps served as Vice President, Professional Services for CrossWorlds Software, Inc., an application integration software company. From January 1994 to February 1997, Mr. Phelps served as a principal consultant at Booz, Allen & Hamilton, a management consulting firm. Mr. Phelps holds a B.S. in Industrial Engineering from Stanford University.

     TOYA A. RICO. Ms. Rico joined us in January 2000 as Vice President, Human Resources. Prior to joining us, from October 1996 through May 1999, Ms. Rico served as Director, Human Resources at Adaptec, Inc., a bandwidth management company. From May 1988 through September 1996, Ms. Rico served in a variety of human resources management positions at 3Com Corporation, a computer networking company. Ms. Rico holds a B.A. in Communications from California State University, San Francisco.

     MICHAEL R. WOLFE. Mr. Wolfe joined us in May 1997 and served as Director of Engineering until April 1998, as Vice President, Engineering from April 1998 through April 2000 and is currently our Chief Technology Officer. Prior to joining us, from March 1995 to February 1997, Mr. Wolfe served as Director of Engineering at Internet Profiles Corporation, an Internet marketing company. From February 1994 to March 1995, Mr. Wolfe was an associate at Wells Fargo Nikko, specializing in software development. From June 1991 to February 1994, Mr. Wolfe was a software programming analyst at Goldman, Sachs & Co. Mr. Wolfe has taught computer science at Stanford University and the University of California at Berkeley. Mr. Wolfe holds a B.S. and M.S. in Computer Science from Stanford University.

     DAVID M. BEIRNE. See "Proposal No. 1: Election of Directors" for Mr. Beirne's biography.

     ROBERT W. FRICK. See "Proposal No. 1: Election of Directors" for Mr. Frick's biography.

     MARK S. GAINEY. See "Proposal No. 1: Election of Directors" for Mr. Gainey's biography.

     ERIC A. HAHN. See "Proposal No. 1: Election of Directors" for Mr. Hahn's biography.

     DR. CHARLES A. HOLLOWAY. See "Proposal No. 1: Election of Directors" for Dr. Holloway's biography.

     STEVEN T. JURVETSON. See "Proposal No. 1: Election of Directors" for Mr. Jurvetson's biography.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, by the following individuals or groups:

       o each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;

       o   each of the Named Executive Officers;

       o   each of our directors; and

       o   all current directors and executive officers as a group.

     Applicable percentage ownership in the following table is based on 93,162,339 shares of common stock outstanding as of June 30, 2000, as adjusted to include all options exercisable within 60 days of June 30, 2000 held by the particular stockholder and that are included in the first column.

     Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Communications, Inc., 740 Bay Road, Redwood City, CA 94063. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                                        NUMBER OF     PERCENTAGE
                                                                                         SHARES       OF SHARES
                                                                                       ENEFICIALLY    ENEFICIALL
NAME AND ADDRESS OF BENEFICIAL OWNER                                                  BOWNED (#)     BOWNED (%) Y
---------------------------------------                                               -------------  ------------
Entities affiliated with Draper Fisher Jurvetson(1).................................     8,077,674           8.7
Entities affiliated with Benchmark Capital Partners L.P.(2).........................     8,624,250           9.3
Entities affiliated with CMG @Ventures II LLC(10)...................................     4,707,553           5.1
Mark S. Gainey(3)..................................................................      4,579,966           4.9
Michael J. McCloskey(4).............................................................     1,869,466           2.0
James C. Wood.......................................................................     2,582,230           2.8
Paul R. Holland(5)..................................................................       816,206             *
William R. Phelps(6)................................................................       416,130             *
Joseph D. McCarthy(7)...............................................................       316,130             *
Michael R. Wolfe....................................................................       630,782             *
Steven T. Jurvetson(1)..............................................................     8,077,674           8.7
David M. Beirne(2)(11)..............................................................     8,828,580           9.5
Eric A. Hahn(8).....................................................................       433,898             *
Dr. Charles A. Holloway(9)..........................................................       159,998             *
Robert W. Frick.....................................................................       147,034             *
All current directors and executive officers as a group (18 persons)...............     31,314,960          33.6

--------------
    * Less than one percent.
  (1) Principal address is 400 Seaport Court, Suite 250, Redwood City, CA 94063. Includes 7,481,660 shares of common stock held by Draper Fisher Associates Fund IV, L.P., 563,134 shares of common stock held by Draper Fisher Partners IV, LLC and 32,880 shares of common stock held by Draper Richards L.P. Mr. Jurvetson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Draper Fisher Jurvetson Funds.
  (2) Principal address is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Represents 7,566,694 shares of common stock held by Benchmark Capital Partners, L.P., and 1,057,556 shares of common stock held by Benchmark Founders' Fund L.P. Mr. Beirne, one of our directors, is a Managing Member of Benchmark Capital Management Co., LLC. Mr. Beirne disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.
  (3) Represents 4,578,666 shares of common stock held by the Mark and Elisabeth Gainey Family Trust.
  (4) Includes 1,057,777 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 31,111 shares per month.

  (5) Includes 26,666 shares of common stock held by The Paul Holland Grantor Retained Annuity Trust, 26,666 shares of common stock held by The Linda Yates Holland Grantor Retained Annuity Trust, 53,332 shares of common stock held by the Yates/Holland 1999 Irrevocable Trust, 571,410 shares of common stock held by The Yates/Holland Family Trust and 133,332 shares of common stock held by Paul Holland and Linda Yates as community property. Includes 270,469 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 16,904 shares per month.
  (6) Includes 26,666 shares of common stock held by The William Phelps Grantor Retained Annuity Trust, 26,666 shares of common stock held by The Margaret Phelps Grantor Retained Annuity Trust and 360,000 shares of common stock held by The Phelps Family Trust. Includes 213,888 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 7,638 shares per month. Also includes 34,028 shares of common stock subject to our right of repurchase, which lapses with respect to 972 shares per month.
  (7) Includes 33,332 shares of common stock held by The Joseph McCarthy Grantor Retained Annuity Trust and 33,332 shares of common stock held by Siobhan Lawlor Grantor Retained Annuity Trust. Includes 88,889 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 4,444 shares per month. Also includes 72,917 shares of common stock subject to our right of repurchase, which lapses with respect to 2,084 shares per month. Mr. McCarthy will continue to provide services to us through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share.
  (8) Includes 68,780 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 3,126 shares per month.
  (9) Includes 8,889 shares of common stock subject to our right of repurchase. This repurchase right lapses with respect to 1,481 shares per month.
 (10) Principal address is 100 Brickstone Plaza, Andover, MA 01810. Includes a warrant to purchase 123,404 shares of common stock.
 (11) Includes 192,000 shares of common stock held by Ramsey/Beirne Investment Pool II, LLC. Mr. Beirne, one of our directors, was Chief Executive Officer of Ramsey/Beirne Associates until June 1997. Mr. Beirne disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Ramsey/Beirne Investment Pool II, LLC.

               EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation earned for the year ended December 31, 1999, by the two individuals who served as our Chief Executive Officer during the 1999 fiscal year, and by each of our four other most highly compensated current executive officers whose salary and bonus for the 1999 fiscal year exceeded $100,000. The listed individuals are referred to in this proxy statement as the Named Executive Officers. No other executive officers who otherwise would have been includable in this table on the basis of salary and bonus earned during 1999 have been excluded because they terminated employment or changed their executive status during the year.

     The salary figures include amounts the employees put into our tax-qualified plan pursuant to Section 401(k) of the Internal Revenue Code. However, compensation in the form of perquisites and other personal benefits that constituted less than the lesser of either $50,000 or 10% of the total annual salary and bonus of each of the Named Executive Officers in fiscal 1999 is excluded. The option grants reflected in the table below were made under our 1997 Stock Option Issuance Plan.

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                                     AWARDS
                                                              ANNUAL COMPENSATION                  SECURITIES
                                                 ----------------------------------------------    UNDERLYING
          NAME AND PRINCIPAL POSITION                YEAR          SALARY($)        BONUS($)       OPTIONS (#)
  ---------------------------------------------  --------------  --------------   -------------  ----------------
  Michael J. McCloskey(1).....................       1999               81,250              --         1,866,666
     Chief Executive Officer
  Mark S. Gainey(2)...........................       1999              122,500              --                --
     Former Chief Executive Officer
  Joseph D. McCarthy(3).......................       1999              143,308              --           100,000
     Former Vice President, Finance and
       Operations
  Paul R. Holland.............................       1999               75,000         721,600                --
     Vice President, Worldwide Sales
  William R. Phelps...........................       1999              130,000          56,000           413,330
     Vice President, Professional Services
  Michael R. Wolfe............................       1999              135,000              --           100,000
     Chief Technology Officer

--------------
  (1) Mr. McCloskey joined us and became our Chief Executive Officer in June 1999. His annualized salary for 1999 was $150,000.
  (2) Mr. Gainey served as our Chief Executive Officer through June 1999 and served as our President from January 1996 through April 2000.
  (3) Mr. McCarthy joined us in March 1998 and resigned from his position as Vice President, Finance and Operations effective May 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in 1999. We granted options to purchase up to a total of 8,760,866 shares to employees during the year, and the table's percentage column shows how much of that total was granted to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during 1999.

     The table includes the potential realizable value over the 10-year term of the options, based on assumed rates of stock price appreciation of 5% and 10%, compounded annually. The potential realizable value is calculated based on the initial public offering price of the common stock, assuming that price appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price.

All options listed have a term of 10 years. The stock price appreciation rates of 5% and 10% are assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

     The option grants to the Named Executive Officers were made under our 1997 Stock Option/Stock Issuance Plan. The exercise price for each option grant is equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the officer leaves our employment. Our repurchase rights will lapse on an accelerated basis under certain conditions in conjunction with a change of control. See "Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements."

OPTION GRANTS IN 1999 FISCAL YEAR

                                                  %  OF
                                                  TOTAL                                   POTENTIAL REALIZABLE
                                                  OPTIONS                                VALUE AT ASSUMED ANNUAL
                                    NUMBER OF     GRANTED        INDIVIDUAL GRANT            RATES OF STOCK
                                    SECURITIES      TO        -----------------------    PRICE APPRECIATION FOR
                                    UNDERLYING    EMPLOYEES   EXERCISE                       OPTION TERM (1)
                                     OPTIONS      IN FISCAL     PRICE     EXPIRATION  ---------------------------
NAME                               GRANTED (#)      YEAR       ($/SH)        DATE         5% ($)        10%($)
-------                            -------------  ----------  ----------  -----------  ------------- -------------
Michael J. McCloskey............      1,866,666       21.31      0.3375     06/16/09     22,169,850    35,677,715
Mark S. Gainey..................             --          --          --           --             --            --
Joseph McCarthy.................        100,000        1.14      0.3375     06/16/09      1,187,671     1,911,307
Paul R. Holland.................             --          --          --           --             --            --
William R. Phelps...............        366,664        4.19       0.175     12/06/08      4,415,286     7,068,612
                                         46,666        0.53      0.3375     06/16/09        554,239       891,930
Michael R. Wolfe................        100,000        1.14        4.50     08/17/09        771,671     1,495,307

--------------
  (1) The 5% and 10% values are based upon the $7.50 price per share at which the common stock was sold in the initial public offering on September 21, 1999.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the number of shares the Named Executive Officers purchased in connection with option exercises during the 1999 fiscal year and the value they realized on those exercises. None of these Named Executive Officers held any unexercised options at the end of the 1999 fiscal year. None of them exercised any stock appreciation rights during 1999, and none held any stock appreciation rights at the end of the year.

     The value realized is based on the fair market value of our common stock on the date of exercise, minus the exercise price payable for the shares. The fair market value was determined in good faith by the board of directors for exercises before September 21, 1999, and was based on our closing price on the exercise date for exercises on or after September 21, 1999. The exercise price for each grant equaled the fair market value on the date of exercise, so the Named Executive Officers who exercised did not realize any value on the exercises.

                                                            # OF SECURITIES
                              NUMBER OF                   UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                         OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                              ACQUIRED                    AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                                 ON        VALUE        ---------------------------  ----------------------------
NAME                         EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------                      ------------  -----------  ------------  -------------  ------------  --------------
Michael J. McCloskey.....      1,866,666            0            --             --            --              --
Mark S. Gainey...........             --           --            --             --            --              --
Joseph D. McCarthy.......        100,000            0            --             --            --              --
Paul R. Holland..........             --           --            --             --            --              --
William R. Phelps........        366,664            0            --             --            --              --
                                  46,666            0            --             --            --              --
Michael R. Wolfe.........        100,000            0            --             --            --              --

       EMPLOYMENT ARRANGEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND
                         CHANGE IN CONTROL ARRANGEMENTS

     In February 1997, Dr. Holloway, one of our directors, exercised an option to purchase 106,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. At the time of this proxy statement, these shares were fully vested.

     In April 1997, we sold to Mr. Gainey, our co-founder and one of our directors, 5,000,000 shares of common stock at a purchase price of $0.01 per share. At the time of this proxy statement, these shares were fully vested.

     In April 1998, Mr. Holland, our Vice President, Worldwide Sales, exercised an option to purchase 811,406 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Holland is not offered comparable employment by the successor entity, our right to repurchase the unvested shares will automatically lapse and the shares will vest in full.

     Also in April 1998, Mr. Wolfe, our Chief Technology Officer, exercised an option to purchase 466,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

     In June 1998, Mr. McCarthy, our former Vice President, Finance and Operations, exercised an option to purchase 213,330 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. Mr. McCarthy will continue to provide services to the Company through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

     In July 1998, Mr. Hahn, one of our directors, exercised an option to purchase 150,064 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

     Also in July 1998, Dr. Holloway, one of our directors exercised an option to purchase 53,332 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase all of the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Dr. Holloway does not provide services to the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

     In February and June 1999, Mr. Phelps, our Vice President, Professional Services, exercised options to purchase a total of 413,330 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Phelps is not offered employment by the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

     In June 1999, we entered into an employment arrangement with Mr. McCloskey, our Chief Executive Officer. In connection with this arrangement, we granted Mr. McCloskey an option to purchase 1,866,666 shares of common stock, which Mr. McCloskey exercised in June 1999. Of these shares, 1,119,999 are subject to a right of repurchase granted to us which will allow us to repurchase those shares at the option exercise price paid per share, to the extent those shares are unvested at the time of his termination of service. Under the stock purchase agreement and the terms of Mr. McCloskey's employment arrangement, the unvested shares will vest in a series of 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from June 17, 1999. However, all or part of the shares will vest on an accelerated basis, following a change of control of our company, under the following circumstances:

       o if Mr. McCloskey is not offered full-time employment with the successor corporation, all of his then unvested shares of common stock will accelerate and vest in full;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as that corporation's chief executive officer, all of his then unvested shares of common stock will continue to vest in accordance with their original terms;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as other than that corporation's chief executive officer, the rate at which his then unvested shares of common stock vest will double, such that his shares of common stock will vest at a rate equivalent to 62,224 shares of common stock per month;

       o if Mr. McCloskey is offered full-time employment with the successor corporation as set forth in the second and third points above and he does not accept the position, his shares of common stock will be subject to immediate repurchase; and

       o if Mr. McCloskey is terminated without cause by the successor corporation following the change in control, all of his then unvested shares of common stock will accelerate and vest in full.

     Also in June 1999, Mr. McCarthy exercised an option to purchase 100,000 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. Mr. McCarthy will continue to provide services to the Company through August 31, 2000. We will repurchase all shares unvested as of August 31, 2000 at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

     In August 1999, we granted an option to purchase 66,666 fully vested shares of common stock to Mr. Frick, one of our directors, at an exercise price of $4.50 per share, which he exercised in full in September 1999.

     In September 1999, Mr. Wolfe exercised an option to purchase 100,000 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety, and the shares will vest in full, unless the repurchase right is assigned to the successor entity. In addition, if we are acquired by merger or asset sale and Mr. Wolfe is not offered employment by the successor entity, 25% of the unvested shares will vest and no longer be subject to repurchase.

     Also in September 1999, Mr. Wolfe exercised an option to purchase 66,666 shares of common stock and entered into a stock purchase agreement for the purchase of those shares. To the extent the shares are unvested at the time of his termination of service, we will have the right to repurchase those shares at the exercise price paid per share. Under the stock purchase agreement, if we are acquired by merger or asset sale, our right to repurchase the unvested shares will automatically lapse in its entirety and the shares will vest in full.

     In April 2000, we entered into an employment arrangement with Mr. Allen, our Chief Financial Officer. Mr. Allen's annual salary is $200,000. In connection with this arrangement, we granted Mr. Allen an option to purchase 500,000 shares of common stock, of which the option to purchase 80,000 shares was granted at an exercise price of $15 per share, and the option to purchase the remaining 420,000 shares was granted at the fair market value which was $39.31 on the grant date. Under the stock purchase agreement and the terms of Mr. Allen's employment arrangement, the option shares will vest in a series of 48 successive equal monthly installments upon his completion of each month of service over the 48-month period measured from April 19, 2000. However, part of the shares will vest on an accelerated basis if we sign an agreement to acquire another company within 90 days after April 19, 2000 and the acquisition is consummated within 90 days of signing the agreement, as follows:

       o if Mr. Allen is offered a position with us in a capacity other than as the Chief Financial Officer following the acquisition, the rate of vesting on each of his options will double beginning on the closing date of the acquisition;

       o if Mr. Allen is not offered a position with us following the acquisition, his options will accelerate with respect to 12 months of additional vesting beginning on the closing date of the acquisition;

       o if Mr. Allen continues to serve as Chief Financial Officer following the acquisition, then all of his then unvested shares of common stock will continue to vest in accordance with their original terms.

     If Mr. Allen is involuntarily terminated or voluntarily resigns for good reason during the 12 months following a change of control of our company, he will accelerate with respect to 24 months of additional vesting measured from his termination or resignation date.

     Generally, our option grants to employees, other than those under the 1999 Special Stock Option Plan, provide that if we are acquired by merger or asset sale and the employee is not offered employment by the successor entity, then 25% of any unvested shares held by that individual will vest and no longer be subject to repurchase.

                        COMPENSATION COMMITTEE REPORT

OVERVIEW AND PHILOSOPHY

     Our compensation committee is responsible for establishing the compensation payable to our executive officers, including the Named Executive Officers. Such compensation is primarily comprised of the following elements: base salary, stock options and benefits.

     It is the committee's objective that executive compensation be directly influenced by our business results. Accordingly, our executive compensation program is structured to stimulate and reward exceptional performance that results in enhanced corporate and stockholder values. Industry compensation surveys are also reviewed in the committee's assessment of appropriate compensation levels.

     The committee recognizes that the highly-specialized industry sector in which we operate is extremely competitive world-wide, with the result that there is substantial demand for high-caliber, seasoned executives. It is crucial that we be assured of retaining and rewarding our executive personnel essential in contributing to the attainment of our performance goals. For these reasons, the committee believes our executive compensation arrangements must remain competitive with other e-business providers.

CASH COMPENSATION

     A key objective of our executive compensation program is to position its key executives to earn annual cash compensation (base salary plus bonus) generally comparable to that which the executive would earn at other companies in the industry.

     Base salaries for our executive officers are established considering a number of factors, including the recommendation of our CEO, our growth and profit margins, the executive's performance and contribution to our overall performance, and the salary levels of comparable positions reported in industry surveys. The committee adheres to a compensation philosophy of moderate levels of fixed compensation such as base salary. Base salary decisions are made as part of a formal review process. Bonuses are provided in accordance with the executive's written agreement where one is in place. Otherwise, bonuses are paid on a discretionary basis based upon individual performance.

STOCK OPTIONS

     The committee grants stock options under its 1999 Stock Incentive Plan to provide direct linkage with stockholder interests. The committee considers the recommendation of our CEO, stock options previously granted to that individual, industry practices, the executive's performance and accountability level, and assumed, potential stock value when determining stock option grants. The committee relies upon competitive guideline ranges of retention-effective, target gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, the potential executive's gains parallel those of other stockholders over the long-term. Therefore, the stock option program serves as our only long-term incentive and retention tool for executives and other key employees. Stock options provide an incentive to executives to maximize long term profitable growth which ordinarily, over time, should be reflected in the price of our stock.

BENEFITS

     We offer to our executives benefits that are substantially the same as the benefits offered to all Kana employees.

CHIEF EXECUTIVE OFFICER PERFORMANCE AND COMPENSATION

     In setting the total compensation payable to our Chief Executive Officer for the 1999 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the Chief Executive Officers of the companies in our industry, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation.

     The compensation committee adjusted Mr. McCloskey's base salary for the 2000 fiscal year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level with similarly situated Chief Executive Officers. With respect to Mr. McCloskey's base salary, it is the compensation committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by our performance factors.

     The compensation committee awarded a stock option grant to Mr. McCloskey in fiscal 1999 in order to provide him with an equity incentive to continue contributing to our financial success. The option will have value for Mr. McCloskey only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The compensation to be paid to any of our executive officers for fiscal year 1999 did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to any of our executive officers for fiscal year 2000 will exceed that limit. Our 1999 plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1999 plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                      The Compensation Committee of the Board

                                      David M. Beirne
                                      Eric A. Hahn

STOCK PERFORMANCE GRAPH

     The graph depicted below shows a comparison of our cumulative total stockholder returns, the Nasdaq Stock Market Index and the Chase H & Q Internet 100 Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
     AMONG KANA COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE CHASE H & Q INTERNET 100 INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                       ----------------------
                                                       9/21/99   12/31/99

KANA COMMUNICATIONS, INC.                              100.00    1366.67
NASDAQ STOCK MARKET (U.S.)                             100.00    148.00
CHASE H & Q INTERNET 100                               100.00    214.29

             *$100 INVESTED ON 9/21/99 IN STOCK OR ON 8/31/99
              IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
              FISCAL YEAR ENDING DECEMBER 31.

       (1) The graph covers the period from September 22, 1999, the commencement date of our initial public offering of shares of common stock, to December 31, 1999.

       (2) The graph assumes that $100 was invested on September 22, 1999 in our common stock, and in the Nasdaq Stock Market Index and the Chase H & Q Internet 100 Index on August 31, 1999, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

       (3) The performance shown in the graph represents past performance and should not be considered an indication of future performance.

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph nor the compensation committee report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF SECURITIES

     Since January 1999, we have been a party to several transactions in which the amount involved exceeded $60,000 and in which any of our directors or executive officers, any holder of more than 5% of our outstanding capital stock or any member of their immediate families had a direct or indirect material interest.

     These transactions include:

     In July 1999, we sold to various investors, including entities affiliated with Draper Fisher Jurvetson and entities affiliated with Benchmark Capital, a total of 1,676,932 shares of Series D preferred stock for total consideration of $10,200,004. At the time of the financing, Mr. Jurvetson, a Managing Director of Draper Fisher Jurvetson, and Mr. Beirne, a Managing Member of Benchmark Capital, were two of our directors.

     On August 13, 1999, we closed a merger with Connectify, Inc. pursuant to which Connectify became our wholly-owned subsidiary. In connection with the acquisition, we issued approximately 6,982,542 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 416,690 shares of common stock for issuance upon the exercise of Connectify options and warrants. In connection with the acquisition, Mr. Frick, a director of Connectify, Inc., became one of our directors.

     On December 3, 1999, we closed a merger with Business Evolution, Inc. pursuant to which Business Evolution became our wholly-owned subsidiary. In connection with the acquisition of Business Evolution, approximately 1,890,200 shares of our common stock, valued at approximately $140 million, were issued for all outstanding shares and warrants of Business Evolution.

     On December 3, 1999, we closed a merger with netDialog, Inc. pursuant to which netDialog became our wholly-owned subsidiary. In connection with the acquisition of netDialog, approximately 1,120,286 shares of our common stock, valued at approximately $90 million, were issued for all outstanding shares, warrants and convertible notes of netDialog.

     On April 19, 2000, we closed a merger with Silknet Software, Inc., pursuant to which Silknet became our wholly-owned subsidiary. In connection with the acquisition of Silknet, approximately 33 million shares of common stock, valued at approximately $4.2 billion, were issued or reserved for issuance for all outstanding shares, warrants and options of Silknet. In connection with the acquisition, Mr. Wood, a founder and the Chairman of the Board, President and Chief Executive Officer of Silknet, became one of our directors.

LOANS TO AND OTHER ARRANGEMENTS WITH OFFICERS AND DIRECTORS

     In connection with the option exercises described under "Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements," the following officers and directors delivered five-year full recourse promissory notes, bearing interest at an annual rate of 5.7%, except in the case of Messrs. Frick and Wolfe whose notes bear interest at an annual rate of 6.0%, in amounts and with the balances indicated:

                                       ORIGINAL             AMOUNT OUTSTANDING
OFFICER OR                            AMOUNT OF                    AT
DIRECTOR                           PROMISSORY NOTE            JULY 31, 2000
-------------------               -------------------      --------------------
Michael J. McCloskey...........   $          630,000       $           672,535
Robert W. Frick................              299,997                   316,722
William R. Phelps..............               79,000                    75,301
Ian P. Cavanagh................              900,000                   947,634
Michael R. Wolfe...............              458,000                         0

     We have entered into an employment arrangement with Mr. McCloskey, our Chief Executive Officer. See "Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements."

     We have granted options to our executive officers and directors. See "Management--Director Compensation" and "--Executive Compensation."

     We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our executive officers and directors against liabilities that may arise by reason of our status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal year 1999 transactions in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 1999, we believe that the executive officers and the board members complied with all their reporting requirements under Section 16(a) for such fiscal year, although Mr. Gregory Gretsch did not timely file a Form 4 and Messrs. Timothy Campbell and Donald Whitt did not timely file Form 5's.

                                  ANNUAL REPORT

     A copy of our Annual Report for the 1999 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. It is important that the proxies be returned promptly and that your shares be represented. You are urged to promptly sign, date and return the enclosed proxy card in the enclosed envelope, or promptly submit your proxy and voting instructions over the Internet or by telephone.

                                   FORM 10-K/A

     We have filed an Annual Report on Form 10-K/A for the year ended December 31, 1999 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K/A by directing your request to Investor Relations, Kana Communications, Inc., 740 Bay Road, Redwood City, California 94063, telephone (650) 298-9282.

Dated: September 1, 2000

                                            THE BOARD OF DIRECTORS OF
                                            KANA COMMUNICATIONS, INC.

                                                      Please mark your vote
                                                      as indicated in this  /X/
                                                      example

1. To elect the following three directors to serve for a three-year term ending upon the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified.

FOR all nominees         WITHHOLD         Nominees: 01 David M. Belme, 02 Robert
listed to the right     AUTHORITY         W. Fricke, 03 Steven J. Jurvetson
(except as marked      to vote all
to the contrary)       nominees listed    (Instruction: To withhold authority to
                       to the right       vote for any individual nominee, write
                                          that nominee's name on the space
  / /                    / /              provided below.)

                                          --------------------------------------

2.   To ratify the appointment of                 3.   To transact such other business as may properly come
PricewaterhouseCoopers LLP as independent              before the Annual Meeting or any adjournment or
auditors of the Company for the fiscal year            postponement thereof.
ending December 31, 2000.

          FOR       AGAINST     ABSTAIN
          / /        / /          / /



Signature______________Signature______________Date___________________
The board of directors recommends a vote FOR each of the directors listed above and a vote FOR the other proposal. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the election of the directors listed above and FOR the other proposal if no specification is made.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                         VOTE BY TELEPHONE OR INTERNET
                            QUICK***EASY***IMMEDIATE

          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:
1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24
                           HOURS A DAY-7 DAYS A WEEK
    There is NO CHARGE to you for this call. - HAVE YOUR PROXY CARD IN HAND. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1

                   WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

OPTION 2: If you choose to vote on each proposal seperately, press 0. You will hear these instructions.

          Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WIHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions

          Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                   WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.
          The instructions are the same for all remaining proposals.
                                       OR
2. VOTE BY INTERNET:     Follow the instructions at our Website Address:
                         http://www.eproxy.com/KANA
                                       OR
3. VOTE BY PROXY:        Mark, sign and date your proxy card and return promptly
                         in the enclosed envelope.

NOTE: if you vote by internet or telephone, THERE IS NO NEED TO MAIL BACK your
                                  PROXY CARD.
                              THANK YOU FOR VOTING

                            KANA COMMUNICATIONS, INC.

                                     PROXY

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 4, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           KANA COMMUNICATIONS, INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on October 4, 2000 and the Proxy Statement, and appoints Michael J. McCloskey and Brian K. Allen and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Kana Communications, Inc. (the "Company"), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual; Meeting of Stockholders of Kana Communications, Inc. to be held at the offices of Brobeck, Phleger & Harrisson LLP at Two Embarcadero Place, 2200 Geng Road, Palo ALto, California 94303, on Wednesday, October 4, 2000 at 10:00 a.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





                            YOUR VOTE IS IMPORTANT!

                        YOU CAN VOTE ONE OF THREE WAYS:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                       OR

2. Call TOLL FREE 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

3. Vote by Internet at our Internet Address: http://www.eproxy.com/KANA

                                  PLEASE VOTE